Exhibit 4.2

NINTH SUPPLEMENTAL INDENTURE

This NINTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July [●], 2020, is among FORUM ENERGY TECHNOLOGIES, INC., a Delaware corporation (the “Issuer”), the guarantors party hereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (as amended or supplemented from time to time prior to the date hereof, the “Indenture”), dated as of October 2, 2013, providing for the issuance of 6.250% Senior Notes due 2021 (the “Notes”);

WHEREAS, the Issuer has offered to exchange any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the final Prospectus, dated as of [●], 2020, and filed with the Securities and Exchange Commission on [●], 2020 (the “Prospectus”).

WHEREAS, pursuant to Section 9.2 of the Indenture, subject to certain exceptions, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes and the related Guarantees with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes);

WHEREAS, (i) the Issuer and the Guarantors have received the consent of the holders of a majority in principal amount of the outstanding Notes (excluding Notes owned by the Issuer or any Affiliate of the Issuer) to the amendments to the Indenture set forth in Articles 1 and 2 of this Supplemental Indenture, as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (ii) the Issuer and the Guarantors have delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel as contemplated by Section 9.6 and Section 11.4 of the Indenture and (iii) the Issuer and the Guarantors have satisfied all other conditions required under Article IX of the Indenture to enable the Issuer, the Guarantors and the Trustee to enter into this Supplemental Indenture; and

WHEREAS, pursuant to Sections 9.2 and 9.6 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture, and the Issuer and the Guarantors have requested that the Trustee execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of all holders of the Notes, as follows:

ARTICLE 1

AMENDMENTS TO ARTICLE I, DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. For purposes of this Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

SECTION 1.02. Any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted pursuant to the amendments to the Indenture as set forth in this Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 1.03. Notwithstanding an earlier effectiveness date, the provisions of this Supplemental Indenture shall not become operative until the time and date upon which the Issuer pays the Consent Payment (as defined in the Prospectus) (the “Ninth Supplemental Indenture Date”) to all holders of the Notes who have validly delivered and not validly revoked consents pursuant to the terms of the Prospectus at or prior to the Consent Time (as defined in the Prospectus). The Issuer will provide written notice (which may be by e-mail) to the Trustee upon the occurrence of the Ninth Supplemental Indenture Date.

ARTICLE 2

AMENDMENTS TO THE INDENTURE AND THE NOTES

SECTION 2.01. The Indenture and the Notes are hereby amended by deleting each of the following sections of the Indenture and all references thereto in the Indenture in their entirety:

(a)    Section 4.3 (Provision of Financial Information);

(b)    Section 4.6 (Stay, Extension and Usury Laws);

(c)    Section 4.7 (Limitation on Restricted Payments);

(d)    Section 4.8 (Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries);

(e)    Section 4.9 (Limitation on Additional Indebtedness);

(f)    Section 4.10 (Limitation on Asset Sales);

(g)    Section 4.11 (Limitation on Transactions with Affiliates);

(h)    Section 4.12 (Limitation on Liens);

(i)    Section 4.13 (Offer to Purchase upon Change of Control);

(j)    Section 4.15 (Additional Guarantees);

(k)    Section 4.16 (Limitation on Designation of Unrestricted Subsidiaries);

(l)    Clauses (a)(2) through (a)(4) (including the paragraph thereafter) and Clauses (b)(1)(B), (b)(1)(C) and (b)(2) of Section 5.1 (Consolidation, Merger, Conveyance, Transfer or Lease); and

(m)    Clauses (3) through (8) of Section 6.1 (Events of Default).

SECTION 2.02. Any and all additional provisions of the Indenture and the Notes are hereby deemed to be amended to reflect the intentions of the amendments to the Indenture set forth in this Supplemental Indenture.

ARTICLE 3

EFFECTIVENESS

SECTION 3.01. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the Ninth Supplemental Indenture Date, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

ARTICLE 4

MISCELLANEOUS

SECTION 4.01. The amendments to the Indenture set forth in this Supplemental Indenture shall also apply to the Notes, including, without limitation, provisions of the Notes amended as set forth in the amendments to the Exhibits or Appendices to the Indenture.

SECTION 4.02. The terms and conditions of this Supplemental Indenture shall be deemed to be incorporated in and made a part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read, taken and construed together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Supplemental Indenture will control.

SECTION 4.03. All covenants and agreements in this Supplemental Indenture by the Issuer, the Guarantors or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

SECTION 4.04. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.05. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 4.06. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

SECTION 4.07. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.08. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

SECTION 4.09. The Section headings herein are for convenience only and shall not affect the construction thereof.

SECTION 4.10. The Issuer hereby confirms to the Trustee that this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act (“FATCA”) purposes. The Issuer shall give the Trustee prompt written notice of any material modification of the Notes deemed to occur for FATCA purposes. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice of such modification from the Issuer.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

Issuer: FORUM ENERGY TECHNOLOGIES, INC.

By:
Name: D. Lyle Williams
Title: Executive Vice President and Chief Financial Officer

Subsidiary Guarantors:

FET HOLDINGS, LLC

FORUM ENERGY SERVICES, INC.

FORUM GLOBAL HOLDINGS, LLC

FORUM GLOBAL TUBING LLC

FORUM US, INC.

FORUM INTERNATIONAL HOLDINGS, INC.

FORUM GLOBAL TUBING LP

HOUSTON GLOBAL HEAT TRANSFER LLC

GLOBAL TUBING, LLC

By:
Name: John C. Ivascu
Title: Authorized Signatory

GLOBAL FLOWS TECHNOLOGIES, INC. Z EXPLORATIONS, INC. Z RESOURCES, INC. ZY-TECH GLOBAL INDUSTRIES, INC.

By:
Name: Steve Pounds
Title: President

[Signature Page to Ninth Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

By:
Name: Patrick Giordano
Title: Vice President

[Signature Page to Ninth Supplemental Indenture]